Exhibit 12(a)

                          XEROX CREDIT CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ In Millions)

                                          Year Ended December 31,
                                 1999      1998      1997      1996      1995

Income before income taxes      $ 180     $ 137     $ 123     $ 123     $ 119

Fixed charges:
  Interest expense
    Xerox debt                     32        23         3         5         6
    Other debt                    211       217       214       199       213
      Total fixed charges         243       240       217       204       219
Earnings available for
  fixed charges                 $ 423     $ 377     $ 340     $ 327     $ 338

Ratio of earnings to
  fixed charges (1)              1.74      1.57      1.57      1.60      1.54



(1) The ratio of earnings to fixed charges has been computed by dividing total earnings available for fixed charges by total fixed charges.


































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